CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our opinion in the Registration Statement filed on Form N-2 by the Private Debt & Income Fund of our report dated May 29, 2026 relating to our audit of the Financial Statements of the Private Debt & Income Fund, as of and for the period ended March 31, 2026, and to the references to our Firm on Form N-2.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 29, 2026